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Exhibit 5.1

October 13, 2026

LandBridge Corporation
5555 San Felipe Street, Suite 1200
Houston, Texas 77056

Ladies and Gentlemen:

We have acted as counsel for LandBridge Corporation, a Texas corporation (the “Company”), as successor to LandBridge Company LLC, a Delaware limited liability company (the “Delaware LLC”) in connection with the Post-Effective Amendment to the registration statement on Form S-8, File No. 001-42150, previously filed with the Securities and Exchange Commission by the Delaware LLC (the “Registration Statement”). The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”) of shares of Class A Common Stock, par value $0.001 per share, of the Company (the “Shares”), issuable in respect of awards under the Incentive Plan (as defined below).

On October 13, 2026, the Delaware LLC converted from a Delaware limited liability company to a Texas corporation (the “Conversion and Redomestication”) pursuant to a plan of conversion. As part of the Conversion and Redomestication, all compensation or benefit plans of the Delaware LLC in effect immediately prior to the Conversion and Redomestication continue to be compensation or benefit plans of the Company following the Conversion and Redomestication, including the LandBridge Company LLC Long Term Incentive Plan (including any schedules or appendices thereto, as amended from time to time, the “Delaware LLC Plan”), which, following the Conversion and Redomestication, was amended and restated in its entirety and renamed the “Amended and Restated LandBridge Corporation Long Term Incentive Plan” (the “Incentive Plan”) to reflect the effects of the Conversion and Redomestication. Additionally, each equity-based award relating to the Class A shares of the Delaware LLC granted by the Delaware LLC pursuant to the Delaware LLC Plan (each, a “Delaware LLC Incentive Award”) that was outstanding immediately prior to the Conversion and Redomestication converted to an equivalent award of the Company relating to the Shares (each, a “Company Incentive Award”) pursuant to the Incentive Plan. The Company Incentive Awards are subject to substantially the same terms and conditions as the Delaware LLC Incentive Awards.

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) certain resolutions adopted by the board of directors of the Company, (iii) the Delaware LLC Plan, (iv) the Incentive Plan, and (v) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion letter. As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

Vinson & Elkins LLP Attorneys at Law

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LandBridge Corporation October 13, 2026 Page 2

We have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, (vi) that all information contained in all documents reviewed by us is true, correct and complete, and (vii) that the Shares will be issued in accordance with the terms of the Incentive Plan.

Based on the foregoing and subject to the limitations set forth herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares have been duly authorized and, when the Shares are issued by the Company in accordance with the terms of the Incentive Plan and the instruments executed pursuant to the Incentive Plan, as applicable, that govern the awards to which any Shares relate, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the Texas Business Organizations Code. We express no opinion as to any other law or any matter other than as expressly set forth above, and no opinion as to any other law or matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, /s/ Vinson & Elkins L.L.P.